AT THE COMPANY
Clifford Bolen
Chief Financial Officer
(312) 738-4500

FOR IMMEDIATE RELEASE
TUESDAY, MAY 4, 2004


      VITA FOODS REPORTS Q1 SALES OF $12.6 MILLION, 1-CENT PER-SHARE LOSS

CHICAGO, IL, MAY 04, 2004 - For the first quarter ended March 31, 2004, VITA FOOD PRODUCTS, INC. (AMEX: VSF) today announced a consolidated net loss of $38,000, or $0.01 per share, compared to net income of $307,000 or $0.08 per share in the first quarter of 2003. The Vita seafood segment, which is engaged in the processing and sale of herring products and cured and smoked salmon products as well as complementary specialty food products, experienced a net loss of $107,000 compared to net income of $184,000 in 2003. The reduction in net income for the Vita seafood segment primarily arose from Vita seafood's largest customer discontinuing sales of a Vita salmon product and an increased cost of raw materials. The Company's other business segment, Vita Specialty Foods ("VSF"), which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, partially offset Vita seafood's net loss with net income of $69,000 in the first quarter of 2004 compared to net income of $123,000 in the first quarter of 2003. The reduction in net income for VSF was primarily attributed to a $423,000, or a 46% increase in selling, marketing and distribution expenses. Most notable among these increases was $191,000 for freight and distribution, $80,000 for salesman salary and benefits and $101,000 for slotting. These operating expenses more than offset the benefits of a $223,000 increase in gross profit and the $111,000 of reduced administrative expenses.

Consolidated net sales for the first quarter of 2004 were $12.6 million, compared with $13.0 million in the first quarter of 2003. Vita seafood's net sales for the first quarter of 2004 were $6.6 million compared to $7.2 million from the prior year quarter, representing an 8% decrease. The decrease was largely due to the same sales decrease as discussed above. VSF's net sales for the first quarter were $6.0 million compared to $5.7 million for the prior year quarter, representing a 5% increase. The increase was a result of increased salad dressing sales net of lower sales of hot fill products.

Gross margin for the quarter decreased to 30.4% from 31.0% in the prior year quarter.

 "We have received very favorable reviews of our brand-named licensed products through sales presentations made by Vita Specialty Foods. We expect to generate some significant sales growth through those efforts during the coming three quarters. Vita Specialty Foods spent much of last year gearing up its production capabilities and now, we believe this will result in increased profitability," said Steve Rubin, the Company's chairman and chief executive officer. "The Vita seafood segment




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Vita Food Products, Inc.
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results continue to show the effects of the salmon product sales lost, however, we now believe that we will have replaced that lost business starting in the fourth quarter of 2004."

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. More than 95% of Vita's sales are in kosher foods. Vita's common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, the Company's wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc. Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its' award-winning Vidalia(R) Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets. Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam(R) brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie(R) Gourmet Collection. Halifax also manufactures and distributes the Artie Bucco(TM) line of products based on the popular HBO(R) series The Sopranos(R), the award-winning Scorned Woman(R) gourmet food line, the Oak Hill Farms(R) line of salad dressings and various gourmet products and branded gift items.


This release contains forward-looking statements about the Company's future growth, profitability, introduction of new products, and competitive position. Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.



                              - - TABLES FOLLOW - -



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Vita Food Products, Inc.
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                            VITA FOOD PRODUCTS, INC.
                 Condensed Consolidated Statement of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                                     Three Months
                                                        Ended
                                              ------------------------
                                                Mar 31,      Mar 31,
                                                  2004         2003      Change
                                              -----------  -----------  --------
Net sales                                      $   12,612   $   12,957    (3%)
Cost of goods sold                                  8,777        8,935    (2%)
                                              -----------  -----------
Gross margin                                        3,835        4,022    (5%)

Selling and administrative expenses
  Selling, marketing & distribution                 2,529        2,039    24%
  Administrative                                    1,190        1,282    (7%)
                                              -----------  -----------
Total                                               3,719        3,321    12%
                                              -----------  -----------
Operating profit                                      116          701   (83%)

Interest expense                                      179          187    (4%)
                                              -----------  -----------
Income before income taxes                            (63)         514  (112%)
Income tax expense                                    (25)         207  (112%)
                                              -----------  -----------
Net income                                     $      (38)  $      307  (112%)
                                              ===========  ===========
Earnings per common share:
Basic                                          $    (0.01)  $     0.08  (113%)
                                              ===========  ===========
Diluted                                        $    (0.01)  $     0.08  (113%)
                                              ===========  ===========
Weighted average shares outstanding:
Basic                                               3,829        3,777
Diluted                                             3,829        3,847




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